VESTCOM INTERNATIONAL, INC.
                            ANNOUNCES ACQUISITION OF
                        NEW ENGLAND LASER PRINTING, INC.

Contact person: Harvey Goldman, Chief Financial Officer (201-935-7666, ext. 720)

     LYNDHURST,  NEW JERSEY - November  17, 1997 - Vestcom  International,  Inc.
(NASDAQ: VESC) announced today that it has completed the acquisition of substantially all of the assets of Rhode Island based New England Laser Printing, Inc., a privately-owned company with trailing twelve months revenues in excess of $3 million. New England Laser specializes in laser printing services and forms and list management, as well as complete mailing services. The terms of the acquisition were not disclosed.

     Joel Cartun, the Chairman and Chief Executive Officer of Vestcom International, said "We are excited about the opportunities that this acquisition brings to the Vestcom International group of companies, especially in the growing New England market. We are glad that Bob Hanley, the President of New England Laser, has joined our management team. Under his leadership, New England Laser has demonstrated a 25% compound annual growth rate in revenues over the last three years while generating attractive operating margins. Equally important, Bob has built an organization that has an excellent customer service orientation and business retention rate."

     Bob Hanley, President of New England Laser, said "I am delighted that New England Laser is joining the Vestcom International group whose additional range of services and resources will enhance our growth potential."

     New England Laser was founded in 1987 as a statement rendering and direct mail provider. Since then it has expanded its services to provide one-stop services to its customers, including data processing, laser printing and intelligent inserting services.

     Vestcom International, Inc. was formed to create a leading provider of computer output and document management services. The Company provides a number of value-added services including (a) the production and distribution of time-sensitive computer-generated documents on paper, compact disc, microfiche, microfilm and labels, (b) demand publishing, (c) mailing services, (d) marketing materials fulfillment and (e) forms management. Applications of Vestcom's services include printing and mailing of computer-generated brokerage statements, invoices, cellular telephone bills, management reports and supermarket point-of-purchase shelf labels.

     Statements in this press release regarding future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. Future results could differ materially from such statements as a result of a number of factors referred to in the Company's prospectus dated July 30, 1997 and the Company's Quarterly Reports on Form 10-Q.